Exhibit 99

NEWS RELEASE

Healthbridge's Target, Providence, Completes the Acquisition of 12,832 Acres of Oil and Gas Leases in Val Verde County, Texas

VANCOUVER, British Columbia, Apr 11, 2006 (BUSINESS WIRE) — Healthbridge, Inc., (OTCBB:HHBR) (BCN:HBZ) (“Healthbridge”), today announced the completion of the acquisition of 12,832 acres of oil and gas leases located in Val Verde County, Texas, by Providence Exploration, LLC (“Providence”). Under the terms of the transaction, Providence purchased the acreage from Global Mineral Solutions, LLC, in exchange for $3,849,600, of which $1,924,800 was paid in cash, and the remainder paid with a promissory note in the amount of $1,924,800 convertible into 3,500,000 shares of Healthbridge common stock within 30 days of Healthbridge’s acquisition of Providence.

The Val Verde leases include multiple deep drilling targets for natural gas exploration, development and production within the Ellenburger carbonate, Strawn carbonate and Pennsylvanian-Wolfcamp sandstone reservoirs. Harding Company (“Harding”) will participate as a joint venture operating partner with a 5% working interest. The undiscovered resource potential for the acquired acreage totals approximately four hundred billion cubic feet (400 BCF) of gas from which Providence has the right to earn an 82% working interest, which equates to a 61.5% net revenue interest.

Healthbridge is now in the process of raising up to $10,000,000 to fund exploration, development and anticipated production from Providence’s leased properties. Harding Company Harding (www.hardingcompany.com) is a privately held Texas corporation headquartered in Dallas, Texas. Harding has drilled and completed hundreds of wells in North Texas and has been drilling, completing and producing gas from Barnett shale wells since 2002. On March 30, 2006, DFW International Airport announced that the Harding/Exxon Mobil Corp (NYSE:XOM), www.exxonmobil.com, bid group is among 12 entities that are qualified to submit bids for drilling natural gas in the Barnett shale under airport acreage. Providence signed a joint exploration agreement with Harding in October of 2005 to explore, develop and produce oil and gas from the Marble Falls and Barnett Shale formations in targeted areas of the Fort Worth basin. Providence also looks forward to working with Harding on the development of the Val Verde leases.

Providence Exploration LLC

Providence is headquartered in Dallas, Texas, and is involved in oil and gas exploration. Healthbridge has executed a definitive agreement to acquire Providence and its wholly owned subsidiaries in a stock for ownership exchange which includes a commitment to loan Providence up to $5,000,000 of which Healthbridge has advanced approximately $4,200,000 to date. The advances have been used to acquire leasehold interests in Comanche, Hamilton and Val Verde Counties, to fund initial exploratory work carried out by Harding on the Comanche and Hamilton county leases, and general working capital. The definitive agreement requires the exchange of 16,500,000 shares of Healthbridge’s common stock for 100% of the outstanding membership units of Providence. Healthbridge expects to close the transaction, subject to shareholder approval, on June 9, 2006.

FORWARD-LOOKING STATEMENTS

A number of statements contained in this press release may be considered to be forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including timely development, competitive market conditions, successful integration of acquisitions and the ability to secure financing. The actual results Healthbridge may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Healthbridge encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Healthbridge’s public filings may be viewed at www.sec.gov.

CONTACT:

Healthbridge, Inc.Nora
Coccaro, CEO,

305-498-7574

noracoccaro@attglobal.net

OR

Markus Mueller,

Director,

+41-44-280-5066

muller@fes.ch

OR

Providence Exploration,

LLCAbraham
Janz, President,

214-695-5848

abrahamjanz@aol.com